Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated December 1, 2003, with respect to the balance sheets of Sitewise Marketing, Inc. as of December 31, 2002 and September 30, 2003, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002 and the nine month period ended September 30, 2003, and our report dated August 25, 2004 with respect to the balance sheet of goClick.com, Inc. as of December 31, 2003 and the related statements of income, stockholder’s equity, and cash flows for the year then ended, all incorporated by reference herein, which reports appear in Amendment No. 2 to Registration Statement No. 333-121213 on Form SB-2 of Marchex, Inc., and to the reference to our firm under the heading “Experts” in the prospectuses, which are part of such Registration Statement.

Seattle, Washington

February 7, 2005